UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 23, 2008

HYBRID DYNAMICS CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number:  000-50370

State of Nevada	33-1041835
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

52-66 Iowa Avenue, Paterson, NJ 07503
(Address of principal executive offices, including zip code)

(973) 279-3261
(Registrant’s telephone number, including area code)

892 North 340 East, American Fork UT  84003
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(1)(b)   Resigning executive officers:

Leonard DuCharme, Paul Ressler and Darren Jensen resigned from their positions with the Hybrid Dynamics Corporation and its subsidiaries (the “Company” or “Hybrid”), effective June 23, 2008.

(1)(c)   Newly appointed executive officers:

Steven Radt has been appointed to be a member of the boards of directors of Hybrid and of Delaware American Motors, Inc. (“DAM”), a wholly-owned subsidiary of Hybrid, effective June 23, 2008.  Mr. Radt was also appointed to the position of Chief Executive Officer and Treasurer of Hybrid and DAM on June 23, 2008.  Also effective June 23, 2008, Mark S. Klein accepted appointment to be a member of the board of directors of Hybrid and was appointed to the position of President and Secretary of Hybrid.  Mr. Klein already serves as a director of DAM, and as the President and Secretary of DAM.

(2)(a)   Identification of Directors and Executive Officers

Steven Radt is a member of the boards of directors of Hybrid and DAM since June 23, 2008, and there are no other arrangements.

Mark S. Klein has been a member of the board of directors of Hybrid since June 23, 2008 and of the board of directors of DAM since April 22, 2008, and there are no other arrangements.

(d)        Family relationships:  None

(e)        Background

Steven Radt will assume the positions of CEO and Treasurer of Hybrid Dynamics, Inc. and Delaware American Motorcycles, Inc. effective immediately. He will also serve on the board of each respective company.  Prior to joining Hybrid and DAM, Radt served as the Sales Planning and Operations Director for Ducati North America, distributor of Ducati Motorcycles to the United States and Canada.  During his tenure at Ducati, Radt held various positions covering outside sales, logistics, budgeting and strategic planning and was instrumental in the over 100% sales increase the company experienced between 2003 and 2007. Radt has a diverse background covering engineering, consulting, sales and athletic coaching. Radt received BS Mechanical Engineering from L.C. Smith College at Syracuse University.

Mark S. Klein is a graduate of the American Motorcycle Institute and certified technician.  Klein opened his first independent service facility in 1979, held northeast distribution rights for Yoshimura racing parts and from that, developed Cycle Connection, Inc., a highly successful super-bike racing team.  He also developed the first branded store for Ducati Motors in Manhattan, New York and served on the Ducati Dealer Development Group for several years.  For more information on Delaware American Motors, please visit www.dammotorcycles.com.

(3)        Employment Agreements and Stock Option Grants:

Steven Radt and the Registrant have entered into an Employment Agreement dated June 23, 2008, and effective July 15, 2008, pursuant to which Mr. Radt is being employed as General Manager (in addition to his position as CEO and Treasurer) of DAM and Hybrid for compensation of $108,000 per year.  The Employment Agreement may be terminated during the first year only for gross neglect of duties (as defined therein) and anytime after the first year for good cause (as defined therein).  In addition,  Mr. Radt has been granted 1,000,000 stock options under the Registrant’s 2006 Incentive Stock Option Plan exercisable by Mr. Radt at a price of $0.30 per share.  The options vest at the rate of 350,000 on June 1, 2008, 350,000 on January 15, 2009 and 300,000 on July 15, 2009, provided Mr. Radt continues to be employed by the Registrant on the vesting date, and all options may be exercised within 10 years of the vesting dates. The options granted to Mr. Radt constitute all options which the Registrant is authorized to grant to employees and consultants under the 2006 Incentive Stock Option Plan.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Effective June 23, 2008, the Registrant’s Board of Directors adopted an amendment to the Registrant’s existing bylaws to provide for the Registrant’s listed securities to be eligible for a “direct registration program” that permits an investor’s stock ownership to be recorded or maintained on the books of NASDAQ issuers or their transfer agents without the issuance of a physical stock certificate.  For the sake of clarity, the Board amended the Registrant’s existing bylaws by adding a sentence to specifically authorize uncertificated shares.  The new sentence reads as follows:  “Notwithstanding the foregoing provisions regarding share certificates, officers of the Corporation may provide that some or all of any or all of the classes or series of the Corporation’s common or any preferred shares may be uncertificated shares.”

On June 23, 2008, the Board of Directors adopted the Registrant’s First Amended and Restated Bylaws for the purpose of incorporating in a single document the Registrant’s bylaws, including the amendment described above authorizing uncertificated shares.

Item 9.01 Financial Statements and Exhibits

(c)  Exhibits

Exhibit No.	Exhibit

3.1*	First Amended and Restated Bylaws of Hybrid Dynamics Corporation

10.1*	Employment Agreement by and among Steven Radt, Hybrid Dynamics Corporation and Delaware American Motors, Inc dated June 23, 2008

10.2*	Stock Option Agreement with Steven Radt dated June 23, 2008, granted pursuant to the Hybrid Dynamics Corporation 2006 Incentive Stock Option Plan.

99.1*	Press Release dated June 26, 2008

(*) Filed herewith

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYBRID DYNAMICS CORPORATION

Date: June 27, 2008

By:

/s/    STEVEN RADT
Steven Radt, Chief Executive Officer

Exhibit Index

Exhibit No.	Exhibit

3.1*	First Amended and Restated Bylaws of Hybrid Dynamics Corporation

10.1*	Employment Agreement by and among Steven Radt, Hybrid Dynamics Corporation and Delaware American Motors, Inc dated June 23, 2008

10.2	Stock Option Agreement with Steven Radt dated June 23, 2008, granted pursuant to the Hybrid Dynamics Corporation 2006 Incentive Stock Option Plan.

99.1*	Press Release dated June 26, 2008

(*) Filed herewith